Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRAVELZOO INC.

Pursuant to Section 242 of the
General Corporation Law of
the State of Delaware
____________________________

Travelzoo Inc. (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:         Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“FIRST:        The name of the Corporation is Travelzoo.”

SECOND:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 5 day of May, 2017.

TRAVELZOO INC.

By:	/s/ Glen Ceremony
Name:	Glen Ceremony
Title:	Chief Financial Officer and Corporate Secretary